NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               January 9, 1998

                               Franklin Covey

        You are cordially invited to attend the Annual Meeting of Shareholders of Franklin Covey Co. (the "Company"), which will be held on Friday, January 9, 1997 at 10:00 a.m., at the Hyrum W. Smith Auditorium, 2200 West Parkway
Boulevard, Salt Lake City, Utah 84119-2331 (the "Annual Meeting"), for the following purposes:

        (I) To elect a director of the Company, to serve a term of three years expiring at the annual meeting of shareholders of the Company to be held following the end of fiscal year 2000 and until his respective successor shall be duly elected and shall qualify;


        (II) To consider and vote upon a proposal to ratify the appointment of Arthur Anderson LLP as independent auditor of the Company for the fiscal year ending August 31, 1998; and


        (III)To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.


         The Board of Directors has fixed the close of business on December 1, 1997, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

         All shareholders are urged to attend the meeting.

                                        By Order of the Board of Directors


                                        Hyrum W. Smith
                                        Chairman of the Board

December 8, 1997

                                 IMPORTANT

        Whether or not you expect to attend the Annual Meeting in person, to assure that your shares will be represented, please complete, date, sign and return the enclosed proxy without delay in the enclosed envelope, which requires no additional postage if mailed in the United States. Your proxy will not be used it you are present at the Annual Meeting and desire to vote your shares personally.

                             FRANKLIN COVEY CO.
                          2200 West Parkway Boulevard
                        Salt Lake City, Utah 84119-2331

                            ---------------------

                               PROXY STATEMENT
                            ---------------------


                         Annual Meeting of Shareholders
                                January 9, 1998



                             SOLICITATION OF PROXIES

         This Proxy Statement is being furnished to the shareholders of Franklin Covey Co., a Utah corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies from holders of outstanding shares of the Company's Common Stock, $0.05 par value per share (the "Common Stock"), for use at the Annual Meeting of Shareholders of the Company to be held on Friday, January 9, 1998, and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement, the Notice of Annual
Meeting of Shareholders and the accompanying form of proxy are first being mailed to shareholders of the Company on or about December 8, 1997.

         The Company will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to shareholders this Proxy Statement and accompanying materials. In addition to the solicitation of proxies by use of the mails, the directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies personally or by telephone or telegram. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.


                                   VOTING

         The Board of Directors has fixed the close of business on December 1, 1997, as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). As of the Record Date, there were issued and outstanding 24,780,928 shares of Common Stock. The holders of record of the shares of Common Stock on the Record Date entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting.

Proxies

         Shares of Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR the election of the director nominee, FOR the ratification of the appointment of Arthur Andersen LLP as the independent auditor of the Company for the fiscal year ending August 31, 1998, and, in the discretion of the proxy holder, as to any other matters which may properly come before the Annual Meeting. A shareholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the Annual Meeting by executing and returning a proxy bearing a later date, by filing with the Secretary of the Company, at the address set forth above, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.

Vote Required

         A majority of the votes entitled to be cast at the Annual Meeting is required for a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. In the election of the director, the nominee receiving the highest number of votes will be elected. Accordingly, abstentions and broker non-votes will not affect the outcome of the election. Approval of other matters, including the ratification of the appointment of Arthur Andersen as independent auditor for the Company, which may properly come before the meeting generally requires that the number of votes cast in favor of the proposal exceed the number of votes cast in opposition. Abstentions and broker non-votes will not affect the outcome of any such matter. Holders of shares of Common Stock are entitled to one vote at the Annual Meeting for each share of Common Stock held of record at the Record Date.


                             ELECTION OF DIRECTORS

         At the Annual Meeting, one director of the Company is to be elected to serve a three-year term expiring at the annual meeting of shareholders to be held following the end of fiscal year 2000 and until his successor shall be duly elected and qualified. If the nominee should be unavailable to serve, which is not now anticipated, the proxies solicited hereby will be voted for another person as shall be designated by the present Board of Directors. The nominee receiving the highest number of votes at the Annual Meeting will be elected.

     In addition to the director to be elected at the Annual Meeting, the directors named below will continue to serve their respective terms of office as indicated. Jon H. Rowberry, Stephen M. R. Covey, Robert H. Daines, Thomas H. Lenagh and E. J. "Jake" Garn are currently serving terms which expire at the annual meeting of the Company's shareholders to be held following the end of fiscal year 1998. Hyrum W. Smith, Stephen R. Covey, Robert F. Bennett, Beverly
B. Campbell and Dennis G. Heiner are currently serving terms which expire at the annual meeting of the Company's shareholders to be held following the end of fiscal year 1999. Joel C. Peterson, E. Kay Stepp and Robert A. Whitman are currently serving terms which expire at the annual meeting of the Company's shareholders to be held following the end of fiscal year 2000. Brief statements setting forth certain biographical information concerning the nominee and each continuing director appear below.

Nominee for Election as Director

         Certain information with respect to the nominee is set forth below.

     Steven C. Wheelwright, 54, is the first Class of 1949 Professor of Business Administration at Harvard Business School. He also currently serves as Senior Associate Dean and MBA Program Chair. Dr. Wheelwright has also taught at Stanford University's Graduate School of Business. Dr. Wheelwright has authored several texts presenting concepts and tools proven effective in product and process development for future success of manufacturing-based businesses. Dr. Wheelwright is currently a director of Quantum Corporation, Heartport, TJ International and O.C. Tanner Company.

Directors Whose Terms of Office Continue

          Certain information with respect to continuing directors is set forth below.

         Jon H. Rowberry, 50, was employed by the Company as Senior Vice President, Treasurer and Chief Financial Officer in September 1995, was appointed as Executive Vice President in March 1996, Chief Operating Officer in September 1996 and as President in February 1997. From 1985 to 1995, he was employed in several executive positions with Adia S.A. (now Adecco), a Switzerland domiciled international provider of personnel services and with Adia Services, Inc., its U.S. subsidiary. He served as Chief Financial Officer of Adia Services, Inc., from 1985 to 1992 and as Chief Financial Officer of Adia S.A. from 1992 to 1994. From 1994 to 1995, he was Senior Vice President of Specialty Brands and International Technology for Adia S.A. Mr. Rowberry also currently serves as director for Hall Kinion. Mr. Rowberry is a Certified Public Accountant. Mr. Rowberry's term as a director expires in 1998.

         Stephen M. R. Covey, 35, has been Executive Vice President of the Company since May 1997 responsible for Marketing and Innovation. From 1994 to 1997, Mr. Covey served as President and Chief Executive Officer of Covey Leadership Center ("Covey"). Mr. Covey joined Covey in 1989, serving in various capacities prior to his appointment as President and Chief Executive Officer, including Vice President of Client Services Group, Vice President of Corporate Development, and Managing Consultant. Mr. Covey earned an MBA from Harvard Business School and has professional work experience in different industries, including real estate development with Trammell Crow Company in Dallas, Texas. Mr. Covey's term as a director expires in 1998.

     Robert H. Daines, 62, has been a director of the Company since April 1990. Dr. Daines has been employed as a Professor of Business Management at Brigham Young University, Provo, Utah, since 1959. Dr. Daines is also currently engaged as a consultant with the Center for Executive Development in Cambridge, Massachusetts. He is also a director of AT&T Universal Financial Corporation. Dr. Daines' term as a director expires in 1998.

         E. J. "Jake" Garn, 65, was elected to serve as a director of the Company in January 1993. Mr. Garn has been Vice Chairman of Huntsman Corporation since January 1993. From December 1974 to January 1993, Mr. Garn was a United States Senator from the State of Utah. During his term in the Senate, Mr. Garn served six years as Chairman of the Senate Banking, Housing and Urban Affairs Committee and served on the Appropriations, Energy and Natural Resources, and Senate Rules Committees. Prior to his election to the Senate, Mr. Garn served as Mayor of Salt Lake City, Utah, from January 1972 to December 1974. Mr. Garn also currently serves as a director of Dean Witter Intercapital and John Alden Financial Corporation, is a member of the Board of Trustees of Intermountain Health Care and serves as a director of NuSkin Asia Pacific Corporation. Mr. Garn's term as a director expires in 1998.

     Thomas H. Lenagh, 73, has been a director of the Company since December 1986. Since 1978, Mr. Lenagh has served as a Financial Advisor to SCI Systems, an electronic contract manufacturer located in Huntsville, Alabama. From 1983 to 1985, Mr. Lenagh was Chairman of the Board and Chief Executive Officer of Systems Planning/Greiner Engineering, a design engineering firm. From 1965 to 1983, Mr. Lenagh was Treasurer of the Ford Foundation. Mr. Lenagh is also currently a director of SCI Systems; CML Inc., Gintel Funds, Adams Express, Clemente Global Fund, U.S. Life Co., Irvine Sensors, ICN Pharmaceuticals and V-Band Corporation. Mr. Lenagh's term as a director expires in 1998.

     Hyrum W. Smith, 54, a co-founder of the Company, has served as a director of the Company since December 1983 and has served as Chairman of the Board of Directors since December 1986. Mr. Smith has been the Chief Executive Officer of the Company since February 1997, a position he also held from April 1991 to September 1996. He was Senior Vice President of the Company from December 1984 to April 1991. Mr. Smith is author of The Ten Natural Laws of Time and Life Management. He is also a director of SkyWest, Inc., Children's Miracle Network, and on the Advisory Board for the University of Utah School of Business. Mr. Smith's term as a director expires in 1999.

         Stephen R. Covey, 64, has been Co-Chairman of the Board of the Company since May 1997. Dr. Covey founded Covey and served as its Chief Executive Officer and Chairman of the Board from 1980 to 1997. Dr. Covey received his MBA degree from Harvard Business School and his doctorate from Brigham Young University, where he was a professor of organizational behavior and business management from 1957 to 1983, except for periods in which he was on leave from teaching, and served as Assistant to the President and Director of University Relations. Dr. Covey is the author of several acclaimed books, including The 7 Habits of Highly Effective People and Principle-Centered Leadership, and the co-author of First Things First. His newest book, 7 Habits of Highly Effective Families was released in October of 1997. Dr. Covey's term as a director expires in 1999.

     Robert F. Bennett, 63, has been a director of the Company since October 1984, and served as Chairman of the Board from December 1984 to December 1986. In November 1992, Mr. Bennett was elected a United States Senator from the State of Utah. Mr. Bennett was the Chief Executive Officer of R.F. Bennett Associates, a consulting firm which provided general business consulting services to established businesses and entrepreneurial ventures from July 1991 to November 1992. From November 1990 to April 1991, Mr. Bennett was Vice Chairman of the Company. Mr. Bennett was President of the Company from October 1984 to January 1991 and served as Chief Executive Officer of the Company from December 1986 to April 1991. Mr. Bennett's term as a director expires in 1999.

     Beverly B. Campbell, 66, has been a director of the Company since July 1993. Ms. Campbell is currently the Chief Executive Officer of Campbell Affiliates International and served as Director of International Affairs for The Church of Jesus Christ of Latter-day Saints, from November 1984 to July 1997. She is also a member of the Board of Directors of the National Conference (formerly the National Conference of Christians and Jews). Ms. Campbell's term as a director expires in 1999.

         Dennis G. Heiner, 54, was appointed as a director of the Company in January 1997. He has been employed by Black & Decker Corporation since 1985 where he is currently an Executive Vice President and President of the Security Hardware Group, a world leader in residential door hardware. Mr. Heiner also currently serves as a director of Raytech Corporation and of AERA Energy, LLC. Mr. Heiner's term as a director expires in 1999.

     Joel C. Peterson, 50, has been a director of the Company since May 1997. Mr. Peterson served as a director of Covey from 1993 to 1997 and as Vice Chairman of the Board of Directors from 1994 to 1997. Mr. Peterson is also Chairman of Peterson Ventures, Inc., an investment company with offices in
Dallas, Texas, and Salt Lake City, Utah, which manages investments in information, manufacturing, real estate, media and service businesses. Mr. Peterson also serves on the boards of directors of Performance Printing, Peninsula Advisors, Mr. Rescue, Dermody Properties and Essex Capital, Southern Micrographics, and EAGL Golf. Mr. Peterson earned his MBA from Harvard Business School. Mr. Peterson's term as a director expires in 2000.

     Robert A. Whitman, 44, has been a director of the Company since May 1997. Mr. Whitman served as a director of Covey from 1994 to 1997. Since 1992, Mr. Whitman has been the President and Co-Chief Executive Officer of the Hampstead Group L.L.C., a private Dallas-based investment company which focuses on the acquisition of controlling interests in companies with annual revenues of $100 to $500 million. In addition, Mr. Whitman serves as a director of Wyndham Hotel Corporation, and as Chairman and Chief Executive Officer of Mountasia Entertainment International. Mr. Whitman received his Bachelor of Arts degree in Finance from the University of Utah and his MBA from Harvard Business School. Mr. Whitman's term as a director expires in 2000.

         E. Kay Stepp, 52, has been a director of the Company since May 1997. Ms. Stepp served as a director of Covey from 1992 to 1997. Ms. Stepp is a principal and owner of Executive Solutions, a Portland-based consulting firm specializing in assisting senior executives and boards of directors. In addition, Ms. Stepp is Chairman of Gardenburger, Inc., a publicly-traded company that markets and manufactures low-fat meatless frozen food products. Ms. Stepp is also currently a director of Standard Insurance Company, Working Assets, Inc. and is a founding director of the Bank of the Northwest. She received her Bachelor of Arts degree from Stanford University and a Master in Arts in Management from the University of Portland. Ms. Stepp's term as a director expires in 2000.

Current Directors Whose Terms of Office Expire on January 9, 1998

         Certain information with respect to directors who will conclude service as of the date of the Annual Meeting is set forth below.

         James M. Beggs, 71, has been a director of the Company since October 1987. Mr. Beggs is currently a senior partner of J.M. Beggs International, which provides general consulting services to international businesses and start-up companies, a position he has held since 1988. He is also a director of Rotary Power, Inc., a publicly-held company which manufactures rotary power engines. Mr. Beggs is Chairman Emeritus of SPACEHAB, Inc., which provides services for experimental projects for space exploration.

         Daniel P. Howells, 56, has been a director of the Company since April 1992. Since October 1997, Mr. Howells has been the President and Chief Executive Officer of Nature's Sunshine Products, Inc., an international direct selling company that manufactures and markets tableted and encapsulated herbal products, high quality natural vitamins, food supplements, skin care and other complementary products based in Provo, Utah. From 1991 to October 1997, he was the President and Chief Executive Officer of Resorts USA, Inc. (formerly Rank Ahnert, Inc.), a recreational development and hospitality company based in Pennsylvania.

Committees, Meetings and Reports

     The Board of Directors has standing Executive, Audit, Nominating and Compensation Committees. The Executive Committee presently consists of Messrs. Joel Peterson, Chairperson, Stephen M. R. Covey, Jon Rowberry and Hyrum Smith. The members of the Audit Committee are Messrs. Jake Garn, Chairperson, Robert Daines and Robert Whitman. The Nominating Committee consists of Messrs. Stephen
R. Covey and Hyrum Smith. The Compensation Committee consists of Ms. Kay Stepp, Chairperson, and Messrs. Dennis Heiner and Daniel Howells.

         The Executive Committee met once during the 1997 fiscal year. Its functions are to oversee: the day-to-day operations of the Company, employment rights and compensation of designated key employees and to make recommendations with respect thereto to the Compensation Committee and the Board of Directors; and to establish the agenda for the Board of Directors meetings.

         The Audit Committee met five times during the 1997 fiscal year. Its functions are: (i) to review and approve the selection of, and all services performed by, the Company's independent auditors; (ii) to review the Company's internal controls and audit functions; and (iii) to review and report to the Board of Directors with respect to the scope of internal and external audit procedures, accounting practices and internal accounting, and financial and risk controls of the Company.

         The Nominating Committee met once during the 1997 fiscal year. The Nominating Committee has exclusive authority to nominate individuals for election to the following offices: President, Chief Executive Officer, Chief Financial Officer and individuals to be nominated by the Board of Directors to serve on the Board of Directors or committees of the Board.

         The Compensation Committee met nine times during the 1997 fiscal year. Its functions are: (i) to review, and make recommendations to the Board of Directors regarding the salaries, bonuses and other compensation of the Company's Chairman of the Board and executive officers; and (ii) to review and administer any stock option, stock purchase plan, stock award plan and employee benefit plan or arrangement established by the Board of Directors for the benefit of the executive officers and employees of the Company.

         During the 1997 fiscal year, there were six meetings held by the Board of Directors of the Company. All directors attended more than 75% of the board meetings. No director attended fewer than 75% of the total number of meetings of the committees on which he or she served.


Compensation Committee Interlocks and Insider Participation

         Robert F. Bennett, who served as a member of the Compensation Committee during the 1997 fiscal year, served as President of the Company from October 1984 to January 1991 and served as Chief Executive Officer from December 1986 to April 1991.

Director Compensation

         Except for Messrs. Robert Bennett and Stephen R. Covey, directors who are not employees of the Company are paid a retainer of $2,000 for each quarter year of service as director and $3,000 for each board meeting attended and are reimbursed by the Company for their out-of-pocket travel and related expenses incurred in attending all board and committee meetings. Messrs. Bennett and Covey receive no remuneration or reimbursement of expenses for their service as directors.


                             EXECUTIVE OFFICERS

     In addition to Messrs. Smith, Rowberry and Stephen M. R. Covey, certain information is furnished with respect to the following executive officers of the
Company:

         Val John Christensen, 44, has been Secretary and General Counsel of the Company since January 1990 and an Executive Vice President since March 1996. Mr. Christensen served as a director of the Company from July 1991 to June 1997. From January 1990 to March 1996, Mr. Christensen served as a Senior Vice President of the Company. From March 1987 to November 1989, Mr. Christensen was engaged in the private practice of law with the law firm of LeBoeuf, Lamb, Lieby & MacRae, specializing in general business and business litigation matters. From 1983 until he joined the Company, Mr. Christensen acted as outside counsel to the Company.

         Kevin R. Cope, 35, has been Executive Vice President - Strategic Businesses of the Company since October 1997. Mr. Cope joined Covey in 1989 serving various roles in the Company, including Senior Vice President of Professional Services, Vice President of Client Services, and Managing Consultant. Prior to joining Covey, Mr. Cope was employed by California Federal Bank.

         Robert J. Guindon, 54, has been Executive Vice President International of the Company since May 1997. Mr. Guindon served as Chief Operating Officer of Covey from March 1997 to May 1997 and served as Executive Vice President from 1994 until March 1997. Since joining Covey in May 1992, Mr. Guindon has served in several capacities, including Senior Vice President of Distribution and Managing Director of Covey's Client Services Division. Prior to joining Covey, Mr. Guindon was employed for 14 years in various executive marketing positions by Wang Laboratories, Inc., a word processing equipment manufacturer and distributor.

         Don J. Johnson, 49, has been Executive Vice President - Manufacturing / Distribution of the Company since May 1996 responsible for the manufacturing, printing, packaging and distribution of the Company's paper and binder products. From 1986 to 1996, Mr. Johnson was employed by Valleylab, a division of Pfizer, Inc., a medical manufacturing and distributing company in Boulder, Colorado, as Director of both Domestic and International Manufacturing and Distribution. Mr. Johnson has 26 years of manufacturing and distribution management experience in both the U.S. and international markets.

         Von D. Orgill, 48, has been Executive Vice President - Professional Services Group of the Company since October 1997 responsible for all corporate and government sales, consulting and training in the United States. In 1992, Mr. Orgill joined Covey as a Senior Consultant. He also served as Managing Consultant of the Eastern Region, Senior Vice President of the Client Services Group and Vice President of the Organizational Consulting and Assessment Group. Prior to joining the Company, Mr. Orgill was employed by IBM, Arthur Anderson & Co. in Los Angeles, and his own consulting firm.

         John L. Theler, 50, has been Executive Vice President and Chief Financial Officer of the Company since January 1997 responsible for Finance, Information Systems and People Services. From 1992 to 1996, Mr. Theler was employed by Rubbermaid, a multinational company that markets and manufactures plastic and rubber consumer products, initially as Vice President of Finance and Controller of the Home Products Division and later as Vice President and Corporate Controller. From 1971 to 1992, Mr. Theler was employed by General Electric in progressive financial assignments, including Chief Financial Officer for CAMCO, a publicly-traded major appliance manufacturing and distribution operation of General Electric located in Canada.

         D. Gordon Wilson, 44, has been an Executive Vice President - Consumer Sales Group of the Company since March 1996 responsible for retail store operation, catalog sales operations and direct product sales. Mr. Wilson served as a Senior Vice President of the Company responsible for the Retail Stores
Division and the Marketing Division since January 1995 and September 1995, respectively. Mr. Wilson held various buying and merchandising positions at Fred Meyer, Inc. from 1983 to 1989. From 1989 to 1994, he was Group Vice President and General Merchandise Manager of the Home Division and Apparel Division of Fred Meyer, Inc.

                               EXECUTIVE COMPENSATION

         The compensation of Hyrum W. Smith, the Company's Chief Executive Officer, and the four other most highly paid executive officers during the fiscal year ended August 31, 1997 is shown on the following pages in three tables and discussed in a report from the Compensation Committee of the Board of Directors.

Summary Compensation Table

                                                                                  Long Term
                                                                                 Compensation
                                                                           -----------------------
                              Annual Compensation                                   Awards
                     -----------------------------------                   -----------------------
                                                                           Restricted
                       Fiscal                                Other Annual    Stock      Options/        All Other
 Name and Position      Year       Salary        Bonus     Compensation(1) Awards($)(2) SARs(#)(3)    Compensation(1)
-------------------   --------    ---------    ---------   --------------   --------     --------     --------------
Hyrum W. Smith           1997     $263,738                           --    $ 180,000         --           $4,750
  Chairman of the        1996      263,738     $350,000              --      207,000     60,000            3,800
Board and                1995      264,557      300,000              --      204,685         --            6,807
  Chief Executive                               325,000
Officer

Jon H. Rowberry          1997      211,456      350,000              --       90,000     80,000            5,100
  President and          1996      150,000      150,000          49,371       92,000     90,000               --
Chief                    1995       12,500       13,000              --           --         --               --
Operating Officer

Val John                 1997      155,400      135,000              --       72,000     35,000            4,750
Christensen              1996      155,400      125,000              --       57,500     40,000            3,800
  Executive Vice         1995      156,220      135,000              --       51,255         --            6,176
President


D. Gordon Wilson         1997      150,000       90,000              --       36,000     24,000            5,100
  Executive Vice         1996      147,083       85,000              --       23,000     20,000            3,524
President                1995      108,441       45,000              --           --     10,000               --


Don J. Johnson           1997      150,000       90,000              --       18,000     16,000               --
  Executive Vice         1996       42,404       20,000              --           --     10,000               --
President                1995           --           --              --           --         --               --

----------------------

     (1) Includes perquisites in those instances where such amounts exceed the lesser of $50,000 or 10% of salary and bonus. The amount shown for Mr. Rowberry includes $40,000 for reimbursement of moving expenses.

     (2) Restricted stockawards vest in full four years from the date of grant. No vesting occurs prior to four years from grant. Holders of restricted shares are entitled to receipt of any dividends paid. The number of shares granted to each of the persons named in the foregoing table and the value of restricted shareholdings at the end of the fiscal year is as follows:



                                                                       Number          Value at
                                       Name                           of Shares       August 31,
                                                                                         1997
                        --------------------------------------      --------------   --------------

                 Hyrum W. Smith..................................      25,110           $624,611

                 Jon H. Rowberry.................................       9,000            223,875

                 Val John Christensen............................       8,030            199,746

                 D. Gordon Wilson................................       3,000             74,625

                 Don J. Johnson..................................       1,000             24,875

(3) Amounts shown reflect options granted to the named executive officers pursuant to the Franklin Covey 1992 Stock Incentive Plan (the "Incentive Plan"). As of August 31, 1997, the Company had not granted any stock appreciation rights.

(4) Amounts shown reflect contributions made by the Company for the benefit of the named executive officers under the Franklin Covey 401(k) Profit Sharing Plan.

Option/SAR Grants in Last Fiscal Year

     The following table sets forth individual grants of stock options made by the Company during the fiscal year ended August 31, 1997 to the five individuals named in the preceding Summary Compensation Table. As of August 31, 1997, the Company had not granted any stock appreciation rights to the executive officers named below.

                                        Percent of                           Potential Realizable Value
                                          Total                              at Assumed Annual Rates of
                                         Options                               Stock Price Appreciation
                                       Granted to                            for Option Term (in dollars)
                                        Employees   Exercise                -----------------------------
                             Options    in Fiscal    or Base  Expiration
        Name                 Granted       Year      Price       Date             5%             10%
-------------------------  ----------   ----------  --------  ---------     ------------   -------------

Hyrum W. Smith............      --          --          --         --             --              --

Jon H. Rowberry...........    80,000        7.1%     $18.00     9/9/2006       $905,608       $2,294,989

Val John Christensen......    35,000        3.1       18.00     9/9/2006        396,204        1,004,058

D. Gordon Wilson..........    24,000        2.1       18.00     9/9/2006        271,682          688,497

Don J. Johnson............    16,000        1.4       18.00     9/9/2006        181,122          458,998


     Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year Option/SAR Values

     The following table sets forth the number of shares of Common Stock acquired during the fiscal year ended August 31, 1997, upon the exercise of stock options, the value realized upon such exercise, the number of unexercised stock options held on August 31, 1997, and the aggregate value of such options held by the five individuals named in the Summary Compensation Table. This table reflects options to acquire shares of Common Stock granted to the named individuals by the Company and by certain affiliates of the Company. As of August 31, 1997, the Company had not granted any stock appreciation rights to any of the executive officers named below.

                                                              Number of            Value of Unexercised
                                                         Unexercised Options       In-the-Money Options
                                                         at August 31, 1997        at August 31, 1997(2)
                              Number
                                of
                              Shares       Value
                             Acquired     Realized    ------------------------- -----------------------------
                                on           on
         Name                Exercise    Exercise(1)  Exercisable  Unexercisable Exercisable   Unexercisable
-------------------------   ----------   -----------  -----------  ------------- -----------   --------------

Hyrum W. Smith.............    70,000     $ 346,500     75,000        45,000     $  95,625      $286,875

Jon H. Rowberry............        --            --     55,000       115,000       235,625       638,125

Val John Christensen.......        --            --    178,750        66,250     1,707,156       371,719

D. Gordon Wilson...........     5,000        17,500     11,000        38,000        41,250       219,375

Don J. Johnson.............        --            --      6,500        19,500        34,688       104,063
----------------------


(1) Reflects the difference between the exercise price of the options exercised and the market value of the Common Stock on the date of such exercise, as reported by the New York Stock Exchange.
(2) Reflects the difference between the exercise price of the unexercised options and the market value of the Common Stock on August 31, 1997. The last sale price of the Common Stock on August 31, 1997, as reported by the New York Stock Exchange, was $24.875 per share.


Compensation Committee Report

          This report was prepared by the Compensation Committee of the Board of Directors (the "Committee"), which is composed of independent directors who are not employees of the Company or its subsidiaries. The Committee has responsibility for all compensation matters for the Company's Chairman and Chief Executive Officer and the Company's President and Chief Operating Officer (the "Key Executives"). It also has the responsibility of administering the Incentive Plan. The amount of cash compensation for executive officers other than the Key Executives is recommended by the Key Executives. The Committee determines the amount and compensation of non-cash compensation under the Incentive Plan for all executive officers, including the Key Executives. The current members of the Committee are Kay Stepp, who serves as Chairperson, Dennis Heiner and Daniel Howells. The Committee met nine times during fiscal 1997.

          Executive Compensation Philosophy. The executive compensation program has enabled the Company to attract, motivate and retain senior management by providing a competitive total compensation opportunity based on performance. Competitive base salaries that reflect each individual's level of responsibility and annual variable performance-based cash incentive awards are important elements of the Company's cash compensation philosophy. The Committee believes the executive compensation program strikes an appropriate balance between short-and long-term performance objectives.

          In 1997, a new executive compensation strategy and structure was created with assistance from the Board's consultants, Schuster-Zingheim and Associates.

          The overall executive compensation objective is pay for performance. The strategy is based on the following principles: (1) Compensation is aligned with achieving the Company's strategic business plan and is directly related to performance and value added; (2) Compensation promotes shared destiny and teamwork; (3) Compensation attracts and retains qualified executives; (4) The greater the amount of direct influence on organizational performance, the greater the portion of pay at risk; (5) Stock option issuance aligns executive and shareholder interests in building company value and will be used as a reward to executives for increasing company value.

          Key Executive Compensation. Since 1992 Key Executive Compensation has consisted of annual salaries and additional compensation in the form of cash bonuses, stock options and restricted stock awards as the Committee in its discretion awards to the Key Executives. The annual salaries of the Key Executives are set at amounts that are deemed competitive for executives with comparable ability and experience, taking into account existing salaries with respect to executives in companies comparable in size and complexity to the Company. Fiscal year-end cash performance bonuses were awarded to the Key Executives in 1997 reflecting the Committee's conclusion that the Key Executives played an integral role in the Company's achievement of improved sales and earnings in 1997.

     Chairman and Chief Executive Officer's Compensation. Mr. Smith's compensation for 1997 was determined pursuant to the principles described above. The Committee concluded that Mr. Smith's annual performance bonus for 1997 fairly and adequately compensates Mr. Smith for his vision and leadership in developing and pursuing new markets for Franklin Covey products and services.

          Incentive Stock Option Program. The Company believes it is essential for all executive officers to receive Incentive Stock Options ("ISOs") under the Incentive Plan, thereby aligning the long-term interests of executives with those of stockholders. The Company adopted the Incentive Plan in 1992, charging the Committee with responsibility for its administration. During the 1998 year relatively few incentive stock options will be granted to the Key Executives and other executive officers as new criteria for awards have been created for periods subsequent to fiscal year 1997. These ISOs generally vest over a four-year period and expire ten (10) years from the date of grant. If an executive officer's employment terminates prior to applicable vesting dates, the officer generally forfeits all ISOs that have not yet vested. The Committee believes that the grant of these ISOs to executive officers is highly desirable because it motivates these officers to continue their employment with the Company and creates strong incentives to maximize the growth and profitability of the Company.

          As of August 31, 1997, executive officers held incentive stock options to purchase an aggregate of 607,831 shares of Common Stock granted under the direction of the Committee pursuant to the Incentive Plan since its inception in 1992.

          Other Compensation Plans. The Company has a number of other broad-based employee benefit plans in which executive officers participate on the same terms as other employees meeting the eligibility requirements, subject to any legal limitations on amounts that may be contributed to or benefits payable under the plans. These include (i) the Company's cafeteria plan administered pursuant to Section 125 of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) the Company's 401(k) Plan, pursuant to which the Company makes matching contributions; and (iii) the Company's Employee Stock Purchase Plan implemented and administered pursuant to Section 423 of the Code.


                                           Respectfully submitted,

                                           E. Kay Stepp
                                           Dennis G. Heiner
                                           Daniel P. Howells

Performance Graph

         The following graph shows a comparison of cumulative total shareholder return, calculated on a dividend reinvested basis, from the effective date of the Company's initial public offering (June 2, 1992) through August 31, 1997, for the Common Stock, the S&P 600 SmallCap Index in which the Company is included and the S&P Miscellaneous Industry Index, the index to which the Company believes it would be assigned if it were included in the S&P 500. The Company has been advised that the S&P Miscellaneous Industry Index includes ten corporations, many of which, like the Company, are of a diversified nature.



  Date         Franklin Covey      S&P 600        S&P Miscellaneous
  ----         --------------      -------        -----------------
6/2/92              100.00         100.00              100.00
8/31/92             103.23          96.11              103.34
8/31/93             177.42         130.35              128.42
8/31/94             243.55         135.00              133.41
8/31/95             149.19         165.23              146.88
8/31/96             117.74         187.31              167.65
8/31/97             160.48         153.67              224.49



                     PRINCIPAL HOLDERS OF VOTING SECURITIES

         The following table sets forth information as of December 1, 1997, with respect to the beneficial ownership of shares of the Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, by each director, by each executive officer named in the Summary Compensation Table and by all directors and officers as a group. Unless noted otherwise, each person named has sole voting and investment power with respect to the shares indicated. The percentages set forth below have been computed without taking into account treasury shares held by the Company and are based on 24,780,928 shares of Common Stock outstanding as of December 1, 1997:

                                                                                         Beneficial Ownership
                                                                                        as of December 1, 1997
                                                                                       --------------------------
                                                                                         Number of     Percentage
                                                                                          Shares       of Class
                                                                                       ------------   -----------

Yacktman Capital Management............................................................  3,052,675        12.3%
   303 West Madison
   Chicago, Illinois  60606
Stephen R. Covey.......................................................................  2,036,566         8.2
   c/o Franklin Covey Co.
   2200 West Parkway Boulevard
   Salt Lake City, Utah 84119-2331
Dennis R. Webb(1)(2)(4)................................................................  1,491,712         6.0
   c/o Franklin Covey Co.
   2200 West Parkway Boulevard
   Salt Lake City, Utah 84119-2331
Capital Research and Management........................................................  1,350,000         5.5
   333 South Hope Street
   Los Angeles, California  90071
KPM Investment Management..............................................................  1,240,375         5.0
   10250 Regency Circle
   Omaha, Nebraska  68114
Hyrum W. Smith(1)(2)(3)................................................................  1,034,048         4.2
   c/o Franklin Covey Co.
   2200 West Parkway Boulevard
   Salt Lake City, Utah 84119-2331
Robert F. Bennett(5)...................................................................    480,659         1.9
Stephen M. R. Covey....................................................................    318,411         1.3
Val John Christensen(3)................................................................    287,750         1.2
Kevin R. Cope..........................................................................    127,364           *
Robert J. Guindon......................................................................    127,364           *
Jon H. Rowberry(6).....................................................................     65,000           *
Robert H. Daines(3)....................................................................     59,305           *
D. Gordon Wilson(3)....................................................................     19,607           *
James M. Beggs(7) .....................................................................     13,000           *
Thomas H. Lenagh(3)....................................................................     10,000           *
Daniel P. Howells(3) ..................................................................      9,000           *
John L. Theler(3)......................................................................      7,500           *
Don J. Johnson(3)......................................................................      6,500           *
Beverly B. Campbell....................................................................        300           *
Von D. Orgill..........................................................................         --           *
E. J. "Jake" Garn......................................................................         --           *
Dennis G. Heiner.......................................................................         --           *
Joel C. Peterson.......................................................................         --           *
Kay E. Stepp...........................................................................         --           *
Robert A. Whitman......................................................................         --           *
All directors and executive officers
   as a group (23 persons)(1)(3).......................................................  4,602,374        18.3%
----------------------

* Less than 1%.

(1) The share amounts indicated as beneficially owned are subject to options granted to other directors, officers and key employees of the Company by the following persons in the following amounts: Hyrum W. Smith, 111,480 shares, and Dennis R. Webb, 69,000 shares.
(2)  The share amounts indicated for Hyrum W. Smith are owned of record by Hyrum
     W. Smith as trustee of The Hyrum W. Smith Trust with respect to 624,048 shares; those indicated for Dennis R. Webb, by Dennis R. Webb as trustee of The Lighthouse Foundation with respect to 82,500 shares. Messrs. Smith and Webb are the respective trustees of those trusts and foundations, having sole power to vote and dispose of all shares held by the respective trusts and foundations, and may be deemed to have beneficial ownership of such shares.
(3) The share amounts indicated include shares subject to options currently exercisable held by the following persons in the following amounts: Hyrum
     W. Smith, 90,000 shares; Val John Christensen, 197,750 shares; Thomas H. Lenagh, 9,000 shares; Daniel P. Howells, 9,000 shares; D. Gordon Wilson, 18,500 shares; Jon H. Rowberry, 22,500 shares; John L. Theler, 7,500 shares; Don J. Johnson, 6,500; and all executive officers and directors as a group, 403,250 shares.
(4) Dennis R. Webb was a director and Senior Vice President of the Company until his resignation in 1993.
(5) The share amounts indicated for Robert F. Bennett include 3,810 shares owned by Mr. Bennett's two daughters sharing the same household. All other shares are owned of record by The Robert F. Bennett Asset Management Trust.
(6) The share amounts indicated for Robert H. Daines include 15,000 shares owned by Tahoe Investments, L.L.C., a Utah limited liability company, of which Mr. Daines is a member.
(7) The share amounts indicated for James M. Beggs include 2,000 shares held b Mr. Beggs' wife.


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10% of the Common Stock, to file with the Securities Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of the Common Stock and other securities which are derivative of the Common Stock. Executive officers, directors and holders of more than 10% of the Common Stock are required by Commission regulations to furnish the Company with copies of all such reports they file. Based upon a review of the copies of such forms received by the Company and information furnished by the persons named above, the Company believes that all reports were filed on a timely basis except for two reports of option exercises on Form 4 affecting ownership of Hyrum W. Smith, the Company's Chief Executive Officer, which were inadvertantly filed late, and a timely Form 3 for John Graves, a Vice President of the Company, which was subsequently amended to report the grant of stock options inadvertantly omitted from the intial filing.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Pursuant to the Company's previously announced plans to repurchase its outstanding Common Stock from time to time, on May 13, 1997, the Company purchased 110,000 shares from Arlen B. Crouch, who was then a director of the Company, at a price of $2.4 million, or $21.488 per share. The closing sale price for the Company Common Stock reported by the New York Stock Exchange
(NYSE) on May 13, 1997, was $21.50 per share. On August 11, 1997, the Company purchased 750,000 shares of its Common Stock from Hyrum W. Smith, an officer and director, for $18 million, or $24 per share. The closing price reported by NYSE on August 11, 1997, was $25.375 per share.

         On May 30, 1997, Mr. Crouch surrendered 84,779 shares of the Company's Common Stock to pay the exercise price of options to purchase 684,029 shares at $2.78 per share. The shares surrendered were valued at $22.43 per share. The closing price for the Company's Common Stock reported by NYSE on May 30, 1997, was $24.00 per share.

         In connection with the Merger with Covey, the Company paid $27 million to Steven R. Covey for certain license rights. See the Company's Definitive Proxy Statement relating to the Merger for further details relating to the license rights. In addition, Dr. Covey, who was appointed as co-chairman of the board of directors, entered into a Speaker Services Agreement with the Company pursuant to which Dr. Covey receives 20% of the proceeds from personal speaking engagements, which resulted in a payment of $0.2 million to Dr. Covey for the fiscal year ending August 31, 1997. Also in connection with the Merger, the Company entered 12-year leases expiring in 2009 on two office buildings located in Provo, Utah where the operations of Covey formerly conducted by Covey continued to be located. The buildings are leased from entities in which Stephen
R. Covey, Stephen M. R. Covey and Kevin Cope, executive officers and/or directors of the Company have a 35%, 11% and 4% interest, respectively, at an aggregate monthly rental of $180,025. Lease rentals paid in fiscal 1997 were $400,762. The Company believes the terms of the leases, including the lease rentals, are at least as favorable as could be obtained from unrelated third parties.

         Each transaction described above was entered into pursuant to arm's length negotiations with the party involved and were approved by disinterested majorities of the board of directors or the Compensation Committee of the board.


                              SELECTION OF AUDITOR

         The Audit Committee of the Board of Directors has recommended, and the Board of Directors has selected, the firm of Arthur Andersen LLP, independent certified public accountants, to audit the financial statements of the Company for the fiscal year ending August 31, 1998, subject to ratification by the shareholders of the Company. The Board of Directors anticipates that one or more representatives of Arthur Andersen will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.


                                  OTHER MATTERS

         As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the meeting. However, if any further business should properly come before the meeting, the persons named as proxies in the accompanying form will vote on such business in accordance with their best judgment.


                            PROPOSALS OF SHAREHOLDERS

         Proposals which shareholders intend to present at the annual meeting of shareholders to be held in calendar 1999 must be received by Val John
Christensen, Executive Vice President, Secretary and General Counsel of the Company, at the Company's executive offices (2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331) no later than August 15, 1998.


                             ADDITIONAL INFORMATION

         The Company will provide without charge to any person from whom a Proxy is solicited by the Board of Directors, upon the written request of such person, a copy of the Company's 1997 Annual Report on Form 10-K, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested), required to be filed with the Securities and Exchange Commission. Written requests for such information should be directed to Franklin Covey Co., Investor Relations Department, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, Attn: Mr. Richard Putnam.